Exhibit 99.1

March 30, 2020

Dear Fellow Stockholder:

We would like to take this opportunity to update you on certain developments regarding our business as it relates to the novel coronavirus (COVID-19). There is no mistaking that we are living in challenging times. The disruption caused by COVID-19, not just to the business community and the economy as a whole but also to the personal lives of many, is unprecedented. While we cannot predict the ultimate extent, duration, or resulting economic impact of COVID-19, please know that we are taking the situation seriously and are implementing reasonable and prudent steps to help maintain business continuity, as well as protect our employees, customers, and stockholders.

Over the past several weeks, we have been monitoring the developments and updates surrounding the spread of COVID-19. At the outset, we began communicating with our employees to encourage best practices for ensuring their safety as well as that of our customers through generally recommended physical distancing, proper hygiene practices, enforcement of stay-at-home when sick procedures, and enhanced efforts to clean our facilities.

As the situation advanced, we began instructing all employees to work remotely, if possible, and as of the date of this letter, all of our corporate employees work remotely with no interruption of key business functions. With respect to our stores and field employees, we have revised our operational procedures in an effort to keep our employees and customers safe, as well as comply with various orders issued by state and local governments. For example, we are increasing our reliance on “touchless” customer interactions, such as electronic lease execution and call center rentals and payments, we have limited our stores to one customer at a time, and we advise each customer at our stores that we practice physical distancing. Throughout this process, we have generally maintained our same customer access schedules where we can, so tenants are still able to access their belongings. While we will continue to operate our stores as long as it remains prudent, there have been, and could continue to be, certain markets or areas where either a governmental order requires us to temporarily lock our front offices, or we choose to do so in response to a particular health concern. Despite these brief disruptions, we have not seen a material impact on our business from COVID-19 to date.

While we continue to monitor the daily and hourly key performance metrics of our stores, there is no way to predict the extent to which COVID-19 will impact our overall financial results. Regardless of the circumstances, we remain committed to preserving and protecting your invested capital and finding opportunities to create value for our stockholders over the long-term. As such, we believe it is prudent to preserve optimal flexibility and liquidity during this unprecedented time.

At this time we intend to continue paying stockholder distributions and feel confident that self storage is well suited to weather both good and bad economic times. Looking forward, we are updating our declaration of distributions from a quarterly practice to a monthly practice. To be clear, this does not mean a change in the amount or frequency of distributions. However, we believe increasing declaration frequency is a prudent step in providing our board of directors the flexibility to monitor and evaluate any potential financial impact of COVID-19 on our business and to respond effectively and quickly if needed.

On March 30, 2020, our board of directors approved a distribution rate based on 366 days in the calendar year of $0.00164 per day per share for stockholders of Class A shares and Class T shares as of the close of each business day of the period commencing on April 1, 2020 and ending on April 30, 2020.

Effective September 27, 2019, we suspended our preexisting share redemption program (“SRP”). Since that time and through the end of 2019, we continued to accept redemption requests made in connection with the death or disability of a stockholder or other exigent circumstances. Additionally, on March 30, 2020, our board of directors approved the complete suspension of our SRP effective as of April 29, 2020. Accordingly, any redemption requests made for the quarter ending March 31, 2020 as well as all pending redemption requests thereafter will not be redeemed, nor will any additional requests received hereafter be redeemed, until further notice. The SRP will remain suspended until such time as our board of directors may approve the resumption of the SRP.

At SmartStop, we remain confident in the long-term fundamentals of self storage, the value of hard assets, and our access to liquidity, all of which help provide stability in volatile and uncertain times. Furthermore, we remain well capitalized, with over $50 million of cash on hand and another $50 million available to draw on as a result of our Series A Preferred Equity raise with Extra Space Storage in October of last year. Simply put, our balance sheet is strong enough to weather the recent volatility in the stock market and broader economy for the foreseeable future. SmartStop only has one portfolio loan with a maturity this year, specifically October 2020, which has an extension option that we intend to utilize. As has always been the case, our goal at SmartStop is to judiciously invest and protect stockholder equity, and we will continue to do so through the current economic climate.

We hope you and your family remain safe and healthy during this challenging time.

Sincerely,

H. Michael Schwartz

Executive Chairman and Chairman of the Board of Directors

Michael McClure

Chief Executive Officer

Cautionary Note Regarding Forward-Looking Statements

This letter may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to the effects of COVID-19; the length of the COVID-19 pandemic and severity of such outbreak nationally and across the globe; the pace of recovery following the COVID-19 pandemic; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; and those other risks described in other risk factors as outlined in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. This is neither an offer nor a solicitation to purchase securities.